Micromet Reports Fourth Quarter and Full Year 2009 Financial Results

-Company to host conference call today at 8:30 AM ET
to review financial results, recent pipeline progress and 2010 expected milestones

Bethesda, MD, March 4, 2010 – Micromet, Inc. (NASDAQ: MITI), a biopharmaceutical company focused on the development and commercialization of next-generation antibodies for the treatment of cancer, today announced its financial results for the fourth quarter and full year ended December 31, 2009.  The Company also highlighted recent pipeline progress and outlined expected 2010 milestones.

"With our lead product candidate blinatumomab expected to begin a European pivotal trial in mid-2010, a clinically validated next generation antibody platform, and global rights to our two most advanced BiTE antibodies, we believe Micromet is in a strong position to continue to build value for all of our stakeholders in 2010 and beyond,” said Christian Itin, Ph.D., Micromet's President and Chief Executive Officer.  "We are on track to initiate two additional clinical trials later this year that will enable us to evaluate blinatumomab's utility in leukemia sub-types with high unmet medical need."

Fourth Quarter and Recent Pipeline Highlights:
•
Reported results from a Phase 2 trial of blinatumomab in acute lymphoblastic leukemia (ALL) - At the December 2009 American Society of Hematology (ASH) Annual Meeting, the Company announced the presentation of data from a Phase 2 trial of blinatumomab in patients with ALL. 80 percent of evaluable patients (16 of 20) achieved MRD-negativity, the primary endpoint of the trial, all within the first treatment cycle.   These data were selected by the American Society of Hematology for inclusion in the 2009 “Best of ASH.”

•
Reported interim results from a Phase 1 trial of blinatumomab in patients with B-cell non-Hodgkin's lymphoma (NHL). - At the December 2009 ASH Annual Meeting, the Company announced the presentation of interim data from its ongoing Phase 1 trial of blinatumomab in patients with relapsed/refractory NHL.   At the therapeutic dose level (60 micrograms), 100 percent of evaluable patients (12 of 12) had an objective partial or complete response after their first four to eight weeks of treatment.

•
Announced plans to expand clinical development of blinatumomab in leukemia. - At its R&D Day in February, the Company announced its intent to initiate three blinatumomab trials in 2010, including a European pivotal trial in MRD-positive adult ALL, a Phase 2 trial in relapsed/refractory adult ALL and a Phase 2 trial in relapsed/refractory adult chronic lymphocytic leukemia.  In addition, the Company expects to discuss its regulatory strategy for blinatumamab in pediatric ALL with the FDA and EMEA during the course of 2010.   The Company has been working with the leading study groups for the treatment of ALL to plan and conduct the respective studies.

Fourth Quarter Corporate Highlights:
•
Signed a global collaboration agreement with sanofi-aventis for a new BiTE antibody -  In October, the Company announced that it had entered into a global collaboration and license agreement with sanofi-aventis to develop a new solid tumor BiTE antibody against an undisclosed target.  Under the terms of the agreement, the Company has received an upfront payment of €8 million, and is eligible to receive additional payments of up to €312 million based on the successful achievement of future regulatory and sales milestones as well as up to a low double-digit royalty on worldwide product sales.

•
Re-gained control of global commercial rights to blinatumomab – In November, the Company announced that it had acquired MedImmune’s remaining North American commercial rights related to blinatumomab and had terminated the collaboration agreement signed in 2003.

•
Entered into agreement with Lonza for the manufacture of blinatumomab - In November, the Company announced that it had entered into an agreement with Lonza AG for the process development and manufacture of blinatumomab.  Under the terms of the agreement, Lonza will manufacture blinatumomab for clinical trials, develop the commercial scale process and supply blinatumomab for commercial sale, if regulatory approval is obtained and if so requested by Micromet.

•	Initiated collaboration with Bayer Schering Pharma for a new BiTE antibody - In December, the Company announced that Bayer Schering Pharma had exercised its option to develop and commercialize a solid tumor BiTE antibody under an option, collaboration and license agreement entered into in January 2009.  Under the terms of the agreement, the Company has received an option fee of €4.5 million and an option exercise fee of €5 million. In addition, Micromet is eligible to receive additional milestone payments of up to €285 million as well as up to double-digit royalties on net sales.

2010 Milestones:
During 2010, the Company intends to:
•	Initiate a European pivotal clinical trial of blinatumomab in patients with MRD-positive adult ALL
•	Initiate a phase 2 clinical trial of blinatumomab in patients with relapsed/refractory adult ALL

•	Initiate a phase 2 clinical trial of blinatumomab in patients with chronic lymphocytic leukemia
•	Discuss the regulatory strategy for blinatumomab in adult ALL with the FDA
•	Discuss the regulatory strategy for blinatumomab in pediatric ALL with the FDA and EMEA
•	Expand the safety and efficacy experience of blinatumomab in patients with relapsed/refractory non-Hodgkin’s lymphoma
•	Continue enrollment in an ongoing phase 1 clinical trial of MT110 in patients with solid tumors
•	Present new data on the Company’s pre-clinical BiTE antibodies
•	Present updated results from phase 1 and phase 2 clinical trials of blinatumomab in patients with NHL and ALL at an upcoming medical meeting
•	Present updated results from a phase 1 clinical trial of MT110 in patients with solid tumors at an upcoming medical meeting

Fourth Quarter Reported Results
For the three months ended December 31, 2009, Micromet recognized total revenues of $4.6 million, compared to $5.9 million for the same period in 2008. Total operating expenses were $28.3 million for the three months ended December 31, 2009, including one-time charges of $6.5 million relating to the acquisition of blinatumomab North American rights, $2.8 million for the purchase of blinatumomab clinical trial material and $4.0 million to settle Curis claims and terminate any future payment obligations under the original Curis agreements.  This compares to $12.4 million in total operating expenses for the same period in 2008.

Loss from operations for the three months ended December 31, 2009 was $23.7 million, compared to a loss from operations of $6.5 million for the same period in 2008.  For the three months ended December 31, 2009, Micromet reported a net loss of $23.5 million, or $0.34 per basic and diluted common share, compared to a net loss of $5.9 million, or $0.12 per basic and diluted common share, for the same period in 2008.  The net loss for the three months ended December 31, 2009 includes a non-cash gain of $0.2 million, reflecting a decrease during the quarter in the fair value of outstanding warrants, compared to a $0.4 million non-cash gain for this item in the three months ended December 31, 2008.

Full Year Reported Results
For the year ended December 31, 2009, Micromet recognized total revenues of $21.0 million, compared to $27.3 million for 2008. Total operating expenses were $70.4 million for the year ended December 31, 2009, including one-time charges of $6.5 million relating to the acquisition of blinatumomab North American rights, $2.8 million for the purchase of blinatumomab clinical trial material, $4.0 million to settle Curis’ claims and terminate any future payment obligations under the original Curis agreements, and a one-time non-cash patent impairment charge of $2.6 million. This compares to $53.4 million in total operating expenses for 2008.

Loss from operations for the year ended December 31, 2009 was $49.4 million, compared to a $26.1 million loss from operations in 2008.

For the year ended December 31, 2009, Micromet reported a net loss of $57.7 million, or
$0.98 per basic and diluted common share, compared to a net loss of $33.2 million, or $0.77 per basic and diluted common share, for 2008. The net loss for the year ended December 31, 2009 includes a non-cash charge of $8.0 million, reflecting an increase during the year in the fair value of outstanding warrants, compared to a $8.1 million non-cash charge for this item in the year ended December 31, 2008.

Net cash used in operating activities was $8.9 million for the year ended December 31, 2009 compared to $15.7 million used in operating activities for 2008. Micromet's cash, cash equivalents and short-term investments were $117.6 million as of December 31, 2009.

Webcast and Conference Call
Micromet management will host a conference call today at 8:30 AM ET to review the Company’s fourth quarter and full year 2009 results.   To participate in the conference call, please dial 800-659-1942 (domestic) or 617-614-2710 (international) and reference the access code 85243244.  The presentation will be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=197259&eventID=2770538

A replay of the call will be available from 11:30 AM ET on March 4, 2010 until midnight on April 4, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 93754122. The archived webcast will be available for 30 days in the Investor Relations section of the Micromet website at www.micromet-inc.com.

About Blinatumomab
Blinatumomab (MT103) is a novel, next-generation monoclonal antibody designed to direct the body’s cell destroying T-cells against CD19, a protein expressed on the surface of most B-cell derived non Hodgkin’s lymphomas. Blinatumomab has demonstrated potent activity against adult Acute Lymphocytic Leukemia, achieving an 80% molecular response rate in a Phase 2 study. Blinatumomab was generally well-tolerated by patients in the Phase 2 study.  The most frequently reported grade 3/4 adverse event was lymphopenia.  All other adverse events were infrequent and transient in nature.  Micromet received orphan drug designation from the EMEA for blinatumomab for the treatment of ALL in August 2009.

About Micromet, Inc.
Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. Two of Micromet's BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including sanofi-aventis, Bayer Schering Pharma, Merck Serono, MedImmune and Nycomed. Additional information can be found at www.micromet-inc.com

Safe Harbor Statement
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the development and commercialization of blinatumomab, MT110 and other BiTE antibodies, including the conduct and timing of ongoing and future clinical trials involving these product candidates, the manufacturing of blinatumomab, as well as plans regarding our regulatory strategy and announcements and publication of clinical data. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that blinatumomab or our other product candidates do not demonstrate safety and/or efficacy in future clinical trials, delays in development and testing, including the risk that we will not obtain approval to market blinatumomab and the risks associated with reliance on outside financing to meet capital requirements. These factors and others are more fully discussed in Micromet's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 6, 2009, as well as other filings by the company with the SEC.

Contact:
Jennifer Neiman
Director, Corporate Communications
Micromet, Inc.
Jennifer.neiman@micromet-inc.com
240-486-4413

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$113,434	$46,168
Short-term investments	4,169	-
Accounts receivable	464	3,424
Prepaid expenses and other current assets	2,156	1,950
Total current assets	120,223	51,542
Property and equipment, net	3,959	3,322
Goodwill	6,462	6,462
Patents, net	1,016	5,250
Deposits and other assets	-	959
Restricted cash	3,153	3,140
Total assets	$134,813	$70,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,053	$710
Accrued expenses	16,360	6,492
Warrant liabilities	20,244	12,294
Current portion of deferred revenue	9,838	4,054
Total current liabilities	52,495	23,550
Deferred revenue, net of current portion	13,281	7,555
Other non-current liabilities	2,196	2,025
Long-term debt obligations, net of current portion	-	2,157
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 69,178 and 50,913 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	3	2
Additional paid-in capital	314,627	227,806
Accumulated other comprehensive income	8,062	5,749
Accumulated deficit	(255,851)	(198,169)
Total stockholders´ equity	66,841	35,388
Total liabilities and stockholders’ equity	$134,813	$70,675

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Collaboration agreements	$4,323	$5,212	$19,584	$25,870
License fees and other	304	660	1,457	1,416
Total revenues	4,627	5,872	21,041	27,286
Operating expenses
Research and development	23,272	8,346	53,423	37,846
General and administrative	5,074	4,005	17,010	15,506
Total operating expenses	28,346	12,351	70,433	53,352
Loss from operations	(23,719)	(6,479)	(49,392)	(26,066)
Other income (expense)
Interest expense	(59)	(33)	(281)	(222)
Interest income	73	91	419	740
Change in fair value of warrants	233	439	(7,950)	(8,064)
Other income	(41)	131	(478)	377
Net loss	$(23,513)	$(5,851)	$(57,682)	$(33,235)
Basic and diluted net loss per common share	$(0.34)	$(0.12)	$(0.98)	$(0.77)
Weighted average shares used to compute basic and diluted net loss per share	69,035	50,534	58,582	43,309